                                                                      Exhibit 99







             @ENTERTAINMENT, INC. REPORTS FINANCIAL RESULTS FOR 1998

                OVER 1,000,000 TOTAL CABLE AND D-DTH SUBSCRIBERS

HARTFORD, CT., February 23, 1999 -- @Entertainment, Inc. (Nasdaq: ATEN) today announced that revenues for the full year ended December 31, 1998 increased 62.8% over the prior year, rising from $38.1 million to $62.1 million and for the fourth quarter increased 106.3% over the same period in the prior year, rising from $11.3 million to $23.4 million. These increases resulted primarily from organic growth in cable subscribers via increased penetration and build-out of existing networks, increases in cable subscription rates, the launch of the Company's digital direct-to-home (D-DTH) satellite service and the Wizja TV programming platform, and sales of advertising time. The Company reported a net loss of $124.8 million for the year, and $48.6 million for the quarter, which were mainly attributable to the launch of its Wizja TV programming platform and its D-DTH service. The Company reported a net loss of $3.75 per share for the year and a net loss of $1.46 per share for the quarter ending December 31, 1998, as compared to a net loss of $3.68 per share for the prior year and $0.28 per share for the quarter ending December 31, 1997.

During the fourth quarter the Company continued with the successful launch of its D-DTH service and its Wizja TV programming platform, and by December 31, 1998 had sold over 125,000 packages to distributors with over 95,000 subscribers installed. Total cable subscribers grew to over 935,000, an increase of over 21% during the last twelve months, while growth in total revenue per basic subscriber per month increased more than 17% over the same period.

As presented below, in recognition of the organisation of the Company following the launch of D-DTH service, the Company has changed its reporting to segregate the two operating segments of its business: cable television operations and D-DTH and programming services. Prior period information has been restated to be consistent with the new presentation. Effective June 5th, 1998, with the availability of the Wizja TV programming package, the cable business began to purchase Wizja TV programming from the D-DTH business. Consistent with the Company's business plan, the Company offered the additional programming to basic cable subscribers without an increase in rates for approximately 75 days after introduction. The Company subsequently increased basic rates in early September 1998 by approximately 20%, which increases are reflected in the Company's fourth quarter results.

Robert Fowler, Chief Executive Officer, commented: "During 1998, we successfully launched Wizja TV, Poland's first D-DTH platform. Customer demand for our product has been very strong with over 125,000 D-DTH packages sold and over 95,000 customers connected. Our 1998 financial results reflect the continued strong growth of our cable systems, as well as the robust roll-out of Wizja TV. Combining our D-DTH subscribers with our cable customer base of 935,000, @Entertainment now delivers multichannel content and distribution services to over one million subscribers."

Mr. Fowler continued, "The momentum in both our D-DTH and cable businesses has continued into the first quarter of 1999. In addition, we recently raised $160 million in concurrent debt and equity offerings. With this financing in place and our D-DTH product now available in over 1,200 Philips' outlets in Poland, the outlook remains excellent for the continued expansion of Wizja TV. As a result of our first-to-market advantage in D-DTH, combined with our leadership position in cable television, we are in an optimum position to benefit from the continued rapid development of Poland's commercial television market."


SEGMENT RESULTS OF OPERATIONS

The following tables present the segment results of the Company's operations for the three and twelve months ended December 31, 1998 and 1997. Earnings before interest, taxes, depreciation and amortization (EBITDA) is presented in the tables because it is a widely accepted financial indicator of a company's ability to incur and service debt and is a measure used by the Company's management to assess the performance of the business. It is commonly used in the media as a measure of cash flows. EBITDA differs from operating cash flows primarily because it does not consider certain changes in assets and liabilities from period to period.

PRELIMINARY SEGMENT RESULTS OF OPERATIONS (Unaudited, in thousands)



                                            REVENUES            OPERATING LOSS              EBITDA
                                            --------            --------------              ------
YEAR ENDED DECEMBER 31,                 1998        1997        1998        1997        1998        1997
CABLE                                  52,971      38,138     (21,488)    (20,828)       (797)     (4,558)
DDTH AND PROGRAMMING                   22,385           -     (71,808)     (7,775)    (67,949)     (7,751)
CORPORATE AND OTHER                       168           -     (11,092)    (14,067)     (9,256)    (14,067)
INTER SEGMENT ELIMINATION             (13,432)          -           -           -           -           -
                                      --------    --------    --------    --------    --------    --------
TOTAL                                  62,092      38,138    (104,388)    (42,670)    (78,002)    (26,376)
                                      --------    --------    --------    --------    --------    --------
                                      --------    --------    --------    --------    --------    --------


                                            REVENUES            OPERATING LOSS              EBITDA
                                            --------            --------------              ------
THREE MONTHS ENDED DECEMBER 31,         1998        1997        1998        1997        1998        1997
CABLE                                  15,135      11,337      (9,428)     (6,434)     (4,056)     (1,111)
DDTH AND PROGRAMMING                   13,206           -     (25,728)     (4,670)    (23,479)     (4,645)
CORPORATE AND OTHER                       168           -      (3,890)     (2,940)     (2,911)     (2,940)
INTER SEGMENT ELIMINATION              (5,119)          -           -           -           -           -
                                      --------    --------    --------    --------    --------    --------
TOTAL                                  23,390      11,337     (39,046)    (14,044)    (30,446)     (8,696)
                                      --------    --------    --------    --------    --------    --------
                                      --------    --------    --------    --------    --------    --------


The reported results for each of the segments include depreciation and amortization of specifically identifiable assets based on their fair values when acquired. Where appropriate, the separate business discussions that follow provide comparisons of actual 1998 results with the results for 1997.

CABLE SEGMENT:

Revenue increased $14.9 million or 39.1% from $38.1 million in the year ended December 31, 1997 to $53.0 million in the year ended December 31, 1998 and $3.8 million or 33.6% from $11.3 million in the fourth quarter of 1997 to $15.1 million in the fourth quarter of 1998. This increase was primarily attributable to a 16% increase in the number of basic and intermediate subscribers from approximately 636,000 at December 31, 1997 to approximately 738,000 at December 31, 1998, as well as an increase in monthly subscription rates. Approximately 7,500 of the basic and intermediate subscriber increase was the result of acquisitions and over 94,000 of the increase was due to build-out of the Company's existing cable networks and increased penetration.

Revenue from monthly subscription fees represented 84.0% and 88.9% of cable television revenue for the year ended December 31, 1997 and 1998, respectively. Monthly subscription revenue constituted 77.9% and 90.7% of cable television revenue for the fourth quarter of 1997 and 1998, respectively. During the year ended December 31, 1998 the Company experienced churn in HBO premium services with penetration falling by 8,464 subscribers (18.8%). The Company is planning to encrypt the HBO service on cable and install state-of-the art analog decoders for all premium subscribers during 1999.

Direct operating expenses grew by $23.0 million during the year ended December 31, 1998 and by $7.9 million for the fourth quarter of 1998. These increases are primarily due to the cost of purchase of the Wizja TV programming package from the D-DTH segment, which amounted to $4.7 million for the quarter, and $12.9 million for the period from June 5, the date of Wizja TV launch on cable, to December 31, 1998. Other significant increases in expenses were due to the continued cost of integrating recently acquired networks.

Selling, general and administrative expenses decreased $12.5 million or 41.1% from $30.4 million for the year ended December 31, 1997 to $17.9 million for the year ended December 31, 1998 and decreased $1.7 million or 22.1% from $7.7 million for the quarter ended December 31, 1997 to $6.0 million for the three months ended December 31, 1998. A portion of this decrease was attributable to non-recurring, non-cash compensation expense of $18.1 million recorded in the year ended December 31, 1997 in connection with stock options granted to certain employees.

Operating loss amounted to $21.5 million and $9.4 million for the year and the quarter ended December 31, 1998.

Cable subscriber analysis is presented in the table below:


@ENTERTAINMENT, INC.
Summary of Selected Operating Statistics


                                  DECEMBER 31,      SEPTEMBER 30,      JUNE 30,      MARCH 31,      DECEMBER 31,
CABLE                                1998              1998             1998           1998            1997
                                  ------------      -------------     ---------     ----------      ------------

Homes Passed                      1,591,981         1,565,287         1,546,540     1,505,256       1,408,099
Basic Subscribers                   698,342           658,584           660,067       627,713         606,630
  Subscriber Growth
    Organic                          70,935            41,904            57,007        26,868          50,487
    Through Acquisitions               -              (10,245) (1)        1,363        16,360          18,098
    Churn                           (31,177)          (33,142)          (26,016)      (22,145)        (28,201)
    TOTAL NET GROWTH                 39,758            (1,483)           32,354        21,083          40,384
Basic penetration                      43.9%             42.1%             42.7%         41.7%           43.1%
Intermediate subscribers             40,037            42,538            43,204        48,077          29,653
BASIC AND INTERMEDIATE SUBSCRIBERS  738,379           701,122           703,271       675,790         636,283

Broadcast subscribers               196,961           186,334           167,859       154,860         132,618
TOTAL SUBSCRIBERS                   935,340           887,456           871,130       830,650         768,901

Premium subscribers - HBO            36,615            39,035            45,674        47,298          45,079
Premium penetration - HBO               5.2%              5.9%              6.9%          7.5%            7.4%

Basic revenue/basic sub./month         6.36              5.78              5.29          5.19            4.99
Total revenue/basic sub/month          7.13              6.70              6.47          6.42            6.08



(1) As part of the purchase of a minority interest in one of the Company's cable systems, an isolated part of that system was sold back to the previous owner.

D-DTH AND PROGRAMMING SEGMENT:

D-DTH revenue amounted to $22.4 million and $13.4 million for the year and the quarter ended December 31, 1998. Because the Company started supplying its Wizja TV programming package over its cable systems on June 5, 1998 and its D-DTH service in July 1998, there was no revenue from this segment in 1997.

Revenue from monthly subscription fees represented 34.8% and 56% of D-DTH revenue for the year and the quarter ended December 31, 1998.

Revenue from supplying the Wizja TV programming package in the Company's cable systems, which eliminates on consolidation, represented 57.6% and 38.8% of D-DTH revenue for the year and the quarter ended December 31, 1998, respectively.

Operating loss amounted to $71.8 million and $25.7 million for the year and the quarter ended December 31, 1998.

D-DTH subscriber analysis is presented in the table below:


@ENTERTAINMENT, INC.
SUMMARY OF SELECTED OPERATING STATISTICS

                                               DECEMBER 31,     SEPTEMBER 30,
D-DTH                                             1998              1998
                                               -----------      -------------

Boxes sold to dealers                            125,167           34,699
Installed subscribers                             95,378           23,390

Churn                                                  -                -

TOTAL SUBSCRIBERS                                 95,378           23,390

Premium subscribers-HBO-promotional               76,633           23,390
Premium subscribers-HBO-paying                    15,555                -

HBO churn                                          3,190                -
HBO churn                                             17%               -


NON-OPERATING RESULTS:

Interest expense increased $7.6 million, or 54.9%, from $13.9 million for the year ended December 31, 1997 to $21.5 million for the year ended December 31, 1998. Interest expense increased $3.7 million, or 92.0%, from $4.0 million for the quarter ended December 31, 1997 to $7.7 million for the quarter ended December 31, 1998 mainly as a result of issuance of $252 million in principal amount at maturity of @Entertainment Senior Discount Notes due 2008 issued on July 14 1998.

Interest and investment income decreased $2.7 million, or 47.2%, from $5.8 million for the year ended December 31, 1997 to $3.0 million for the year ended December 31, 1998, due to reduced cash balances resulting from spending attributable to the launch of the Wizja TV programming platform and D-DTH service.

Foreign exchange loss amounted $1.0 million and $53,000 for the years ended December 31, 1997 and 1998, respectively.

Minority interest in subsidiary income was $0 for the year ended December 31, 1998, due to the acquisition of the minority interest in the Gosat cable system during September 1998, compared to $3.6 million for the corresponding period in 1997.

Net Loss for the years ended December 31, 1997 and 1998 was $54.8 million and $124.8 million, respectively.

Net loss applicable to common stockholders increased from a loss of $91.1 million for the year ended December 31, 1997 to a loss of $124.8 million for the year ended December 31, 1998 due to the factors discussed above. For the year ended December 31, 1997, net loss applicable to common stockholders included $2.4 million related to the accretion of redeemable preferred stock and $33.8 million related to excess of consideration paid for preferred stock over carrying value.

The Company had negative cash flows from operating activities for the year ended December 31, 1998 and the year ended December 31, 1997 of $80.8 million and $18.8 million, respectively, due to the significant operating costs associated with the development and launch of its D-DTH service and the Wizja TV programming package.

The aforementioned remarks contain forward-looking statements that involve risks and uncertainties including without limitation those related to the costs and revenue of operating and marketing the Company's digital satellite direct-to-home broadcasting service and the Company's cable television service, as well as the prospects for and the speed of the continued growth of these businesses. The Company's actual results could differ materially from those discussed above.

@Entertainment, Inc. is the leading provider of pay television services in Poland. The Company owns and operates Polska Telewizja Kablowa (PTK), the largest cable television network in Poland with over 935,000 subscribers as of December 31, 1998. The Company also owns and operates Wizja TV, Poland's first digital DTH broadcasting service, which was officially launched on September 18, 1998. @Entertainment also owns Wizja TV Sp., a company which invests in the Polish television and film industry. @Entertainment is traded on the Nasdaq Stock Market under the symbol: ATEN.

                                                        # # #
FOR FURTHER INFORMATION PLEASE CONTACT:

Robert E. Fowler, III                       Mike Smargiassi/Chris Plunkett
Chief Executive Officer                     Brainerd Communicators, Inc.
011-44-171-478-3800                         212-986-6667

Donald Miller-Jones
Chief Financial Officer
011-44-171-478-3800

@ENTERTAINMENT, INC.
YEAR END PRESS RELEASE
Preliminary Selected Financial Data (Unaudited)
(Thousands of Dollars, excluding per share data)

                                           FULL YEAR ENDED                 THREE MONTHS ENDED
                                             DECEMBER 31,                     DECEMBER 31,
                                    ------------------------------    ------------------------------
                                                          MOVEMENT                          MOVEMENT
                                      1998       1997        %         1998       1997         %
                                    -------    -------    --------    ------     ------     --------
REVENUES
  Cable
    Basic                            44,679     30,836      44.9%     13,014      8,399      54.9%
    Intermediate                      1,243        525     136.8%        334        142     135.2%
    Broadcast                         1,180        651      81.3%        361        221      63.3%
    Premium                           3,082        997     209.1%        672        604      11.3%
    Installation                      1,014      3,047     (66.7%)       172        886     (80.6%)
    Other                             1,771      2,082     (14.9%)       581      1,085     (46.5%)
  D-DTH
    Basic                             7,797          -                 7,486          -
    Premium                             166          -                   166          -
    Advertising                         666          -                   338          -
    Other                               326          -                    98          -
  Other                                 168          -                   168          -
                                    -------    -------    --------    ------     ------     --------
      TOTAL REVENUES                 62,092     38,138      62.8%     23,390     11,337     106.3%

OPERATING EXPENSES
  Programming costs                  31,878      4,348     633.2%     13,226      1,449     812.8%
  Plant operations                   27,596      9,642     186.2%      3,186      2,223      43.3%
  Sales and Marketing                31,079     10,234     203.7%     20,052      2,797     616.9%
  General and adminstrative          34,792     40,290     (13.6%)    12,043     12,714      (5.3%)
  Other, net                          7,629          -                 1,572        850      84.9%
  Amortization of sport and
    program rights                    7,120          -                 3,757          -
                                    -------    -------    --------    ------     ------     --------
      DIRECT OPERATING EXPENSES     140,094     64,514     117.2%     53,836     20,033     168.7%

  Depreciation                       26,386     16,294      61.9%      8,600      5,348      60.8%
                                    -------    -------    --------    ------     ------     --------
      TOTAL OPERATING EXPENSES      166,480     80,808     106.0%     62,436     25,381     146.0%

OPERATING LOSS                     (104,388)   (42,670)    144.6%    (39,046)   (14,044)    178.0%
Interest expense                    (21,535)   (13,902)     54.9%     (7,721)    (4,022)     92.0%
Interest and investment income        3,036      5,754     (47.2%)       225      1,875     (88.0%)
Foreign exchange loss-net              (520)    (1,027)    (49.4%)       346       (176)   (296.6%)
Loss of subsidiary                   (1,264)      (368)    243.5%     (2,896)      (368)    687.0%

LOSS BEFORE INCOME TAXES           (124,671)   (52,213)    138.8%    (49,092)   (16,735)    193.3%
Income taxes                           (157)       975    (116.1%)       339      1,333     (74.6%)
Minority interest                         -     (3,586)   (100.0%)       117     (5,842)   (102.0%)
                                    -------    -------    --------    ------     ------     --------
NET LOSS                           (124,828)   (54,824)    127.7%    (48,636)   (21,244)    128.9%
                                    -------    -------    --------    ------     ------     --------
ACCRETION OF REDEEMABLE
  PREFERRED STOCK                         -     (2,436)                    -     (2,436)

EXCESS OF CONSIDERATION PAID
  FOR PREFERRED STOCK OVER
  CARRYING VALUE                          -    (33,806)                    -          -

NET LOSS APPLICABLE TO HOLDERS
  OF COMMON STOCK                  (124,828)   (91,066)     37.1%    (48,636)   (23,680)    105.4%
                                    -------    -------                ------     ------
                                    -------    -------                ------     ------
BASIC AND DILUTED LOSS PER
  COMMON SHARE                        (3.75)     (3.68)                (1.46)     (0.28)